Exhibit 99.1
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                      Quest Resource Corporation Announces
       Acquisition of Cherokee Basin Assets From Devon Energy Corporation

OKLAHOMA CITY--(BUSINESS WIRE) - December 15, 2003 -Quest Resource Corporation ("Quest") (OTCBB:QRCP) has entered into a definitive agreement ("Agreement") to acquire Devon Energy Corporation's ("Devon") oil and gas leases, pipelines and related assets in the Cherokee Basin for a cash purchase price of $126 million (the "Acquisition"). The approximate total proved reserves attributable to Devon's properties consist of 95.9 Bcfe for a purchase price / Mcfe multiple of $0.89 after allocating $40.7 million to net undeveloped acreage and pipeline assets acquired. In a related transaction, Quest will contribute all of its Cherokee Basin oil and gas leases, pipelines and related assets to a newly formed, limited liability company to be called Quest Cherokee Basin LLC ("Quest Cherokee"), which initially will be wholly-owned by Quest. Quest intends to assign its rights to acquire the Devon assets to Quest Cherokee, which will result in the consolidation of all of Quest's Cherokee Basin assets into a single entity.

Quest has executed a commitment letter with ArcLight Capital Partners, LLC on behalf of one or more of its managed funds ("ArcLight") to provide $51 million of financing for the Acquisition. Quest has also executed a commitment letter with Banc One Capital Markets, Inc. ("Banc One") for $105 million of senior bank debt and mezzanine debt financing to fund the Acquisition and refinance Quest's existing credit facilities. Energy Capital Solutions, LLC acted as exclusive financial advisor to Quest and arranged the financing provided by ArcLight and Banc One.

Jerry Cash, Quest's Chairman of the Board and co-CEO states, "We are excited about this Acquisition as it enables us to expedite our strategy of consolidating our operations in the Cherokee Basin. On a combined basis, Quest Cherokee's net daily production is estimated to be approximately 25.0 MMcf/d, it will own over 800 miles of pipeline infrastructure and will control approximately 500,000 net acres, creating the largest operator in the basin. We expect to close the Acquisition by year-end."

Doug Lamb, Quest's co-CEO, President and Chief Operating Officer states, "We are very familiar with these properties and the infrastructure because a significant portion of Devon's assets are adjacent to Quest's existing assets. We believe this will enhance the integration of the combined properties and create operating synergies."

The closing of the Acquisition is subject to (i) the obtaining of all required third party consents; (ii) access to the properties for due diligence; (iii) no more than a specified percentage of the properties being removed due to title or environmental defects; and (iv) such other conditions to closing as are set forth in the purchase agreement. The closing of the financing transactions are subject to (i) the satisfactory completion of due diligence by Banc One and ArcLight; (ii) the negotiation and execution of definitive documentation for the transaction and (iii) such other conditions to closing as are set forth in the definitive agreements for the financings. If all closing conditions have been satisfied or waived and Quest fails to close the Acquisition, Devon will be entitled to retain Quest's $5 million earnest money deposit, but will not have any other recourse against Quest.

About Quest

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeast Kansas and northeast Oklahoma that is served by its 600 mile gas pipeline network. For more information, contact Mr. Jim VinZant at 316-788-1545 or visit the Quest website at www.qrcp.net.

Forward Looking Statement

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a

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variety of factors, including without limitation: the ability of Quest, Banc
One and ArcLight to complete due diligence and documentation of the transactions before December 19, 2003, the uncertainty involved in exploring for and developing new oil and gas reserves, the sales price of such reserves, environmental issues, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission.

Contact:
Quest Resource Corporation
Jim VinZant, 316-788-1545
www.qrcp.net.
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